                     August 1, 2018

Dominion Energy Announces Second-Quarter 2018 Earnings

•	Second-quarter 2018 reported earnings of $0.69 per share
•	Second-quarter 2018 operating earnings of $0.86 per share
•	Reaffirm full-year 2018 operating earnings guidance of $3.80 to $4.25 per share

RICHMOND, Va. – Dominion Energy (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (reported earnings) for the three months ended June 30, 2018, of $449 million ($0.69 per share) compared with earnings of $390 million ($0.62 per share) for the same period in 2017.

Operating earnings for the three months ended June 30, 2018, were $560 million ($0.86 per share), compared with operating earnings of $421 million ($0.67 per share) for the same period in 2017.  Operating earnings are defined as reported earnings adjusted for certain items.

The principal differences between reported earnings and operating earnings for the quarter were an update of expected coal ash remediation costs related to Virginia legislation and the impact on prior years' results from a FERC capitalization review.

Dominion Energy uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company's incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

Thomas F. Farrell, II, chairman, president and chief executive officer, said:

"Our second-quarter results were very strong and came in above the top end of our guidance range of $0.70 to $0.80. With two strong quarters of financial and operating results in 2018, we affirm our expectation to produce operating earnings that are in the top half of our annual guidance range of $3.80 and $4.25 per share.

"We are delighted that the Cove Point Liquefaction project achieved commercial in-service early during the second quarter and since then has delivered 19 commercial cargoes representing over 60 billion cubic feet of liquefied natural gas for our customers.

"Construction of the 1,588-megawatt Greensville County combined-cycle power station continues on time and on budget.   The project is approximately 95 percent complete and is expected to begin commercial operations in late 2018.

"We have begun full construction in numerous portions of the Atlantic Coast Pipeline and the Supply Header Project, including construction of compressor stations and other facilities.  Both projects remain on schedule for completion in late 2019."

Second-Quarter 2018 Reported and Operating Earnings Compared to 2017
Reported earnings increased seven cents per share as compared to second-quarter 2017.  Business segment results and detailed descriptions of items included in reported earnings but excluded from operating earnings can be found on schedules 1, 2, and 3 of this release.

Operating earnings increased 19 cents per share as compared to second-quarter 2017 per share operating earnings.   The increase is primarily attributable to normal weather in our regulated service territory, the absence of a refueling outage at the Millstone Power Station, the commercial operation of the Cove Point Liquefaction project, and the impact of tax reform.  Factors offsetting the increase include lower renewable energy investment tax credits, higher electric capacity expense, financing costs and share count.

Details of second-quarter operating earnings as compared to 2017 may be found on Schedule 4 of this release.

Third-Quarter 2018 Operating Earnings Guidance
Dominion Energy expects third-quarter 2018 operating earnings in the range of $0.95-$1.15 per share, compared to third-quarter 2017 operating earnings of $1.04 per share.  Positive drivers include commercial operation of the Cove Point Liquefaction project and the benefit of tax reform. The company expects negative drivers for the quarter to include lower renewable energy investment tax credits, higher financing costs and share count.

In providing its operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles. At this time, Dominion Energy management is not able to estimate the aggregate impact of these items on future period reported earnings.

Conference Call Today
The company will host its second-quarter earnings conference call at 10 a.m. ET on Wednesday, Aug. 1, 2018.  Management will discuss second-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (877) 410-5657.   International callers should dial (334) 323-9872.  The passcode for the conference call is "Dominion."  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and other financial information will be available on the investor information pages at investors.dominionenergy.com.

A replay of the conference call will be available beginning about 1 p.m. ET Aug. 1 and lasting until 11 p.m. ET Aug. 8.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-0140.  The PIN for the replay is 54257608.  Additionally, a replay of the webcast will be available on the investor information pages by the end of the day Aug. 1.

Nearly 6 million customers in 19 states energize their homes and businesses with electricity or natural gas from Dominion Energy (NYSE: D). The company is committed to sustainable, reliable, affordable, and safe energy and is one of the nation's largest producers and transporters of energy with over $78 billion of assets providing electric generation, transmission and distribution, as well as natural gas storage, transmission, distribution, and import/export services.  As one of the nation's leading solar operators, the company intends to reduce its carbon intensity 50 percent by 2030. Headquartered in Richmond, Va., Dominion Energy contributes more than $20 million annually to the communities it serves and actively supports veterans and their families. Please visit www.DominionEnergy.com, Facebook or Twitter to learn more.

This release contains certain forward-looking statements, including forecasted operating earnings for third-quarter and full-year 2018 and beyond which are subject to various risks and uncertainties.  Factors that could cause actual results to differ include, but are not limited to: unusual weather conditions and their effect on energy sales to customers and energy commodity prices; extreme weather events and other natural disasters; federal, state and local legislative and regulatory developments; changes to federal, state and local environmental laws and regulations, including proposed carbon regulations; cost of environmental compliance; changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities; capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms; fluctuations in interest rates; changes in rating agency requirements or credit ratings and their effect on availability and cost of capital; impacts of acquisitions, divestitures, transfers of assets by Dominion Energy to joint ventures or to Dominion Energy Midstream Partners, and retirements of assets based on asset portfolio reviews; the expected timing and likelihood of completion of the proposed acquisition of SCANA Corporation, including the timing, receipt and terms and conditions of  required regulatory approvals; receipt of approvals for, and timing of, closing dates for other acquisitions and divestitures; the execution of Dominion Energy Midstream Partners' growth strategy; changes in demand for Dominion Energy's services; additional competition in Dominion Energy's industries; changes to regulated rates collected by Dominion Energy; changes in operating, maintenance and construction costs; timing and receipt of regulatory approvals necessary for planned construction or expansion projects and compliance with conditions associated with such regulatory approvals; the inability to complete planned construction projects within time frames initially anticipated; and the ability of Dominion Energy Midstream Partners to negotiate, obtain necessary approvals and consummate acquisitions from Dominion Energy and third-parties, and the impacts of such acquisitions.   Other risk factors are detailed from time to time in Dominion Energy's and Dominion Energy Midstream Partners' quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission.
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CONTACTS:      Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dominionenergy.com
                             Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com

Dominion Energy, Inc. Consolidated Statements of Income* Unaudited (GAAP Based) (millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(millions, except per share amounts)
Operating Revenue	$ 3,088	$ 2,813	$ 6,554	$ 6,197
Operating Expenses
Electric fuel and other energy-related purchases	623	498	1,367	1,073
Purchased (excess) electric capacity	23	(12)	37	(29)
Purchased gas	64	112	404	417
Other operations and maintenance	1,007	827	1,803	1,611
Depreciation, depletion and amortization	463	467	961	936
Other taxes	166	168	365	357
Total operating expenses	2,346	2,060	4,937	4,365
Income from operations	742	753	1,617	1,832
Other income	185	108	285	270
Interest and related charges	361	308	675	600
Income from operations including noncontrolling interests before income tax expense	566	553	1,227	1,502
Income tax expense	88	136	223	411
Net Income Including Noncontrolling Interests	478	417	1,004	1,091
Noncontrolling Interests	29	27	52	69
Net Income Attributable to Dominion Energy	$ 449	$ 390	$ 952	$ 1,022
Earnings Per Common Share
Net income attributable to Dominion Energy - Basic	$ 0.69	$ 0.62	$ 1.46	$ 1.63
Net income attributable to Dominion Energy - Diluted	0.69	0.62	1.46	1.63
Dividends Declared Per Common Share	$ 0.8350	$ 0.7550	$ 1.670	$ 1.510

* The notes contained in Dominion Energy's most recent quarterly report on Form 10-Q or annual report on Form 10-K are an integral part of the Consolidated Financial Statements.

Schedule 1 - Segment Reported and Operating Earnings

Unaudited
(millions, except earnings per share)	Three months ended June 30,
	2018	2017	Change

REPORTED EARNINGS [1]	$ 449	$ 390	$ 59

Pre-tax loss (income) [2]	145	47	98
Income tax [2]	(34)	(16)	(18)
Adjustments to reported earnings	111	31	80

OPERATING EARNINGS	$ 560	$ 421	$ 139
By segment:
Power Delivery	145	127	18
Power Generation	276	240	36
Gas Infrastructure	249	163	86
Corporate and Other	(110)	(109)	(1)
	$ 560	$ 421	$ 139

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 0.69	$ 0.62	$ 0.07
Adjustments to reported earnings (after tax)	0.17	0.05	0.12
OPERATING EARNINGS	$ 0.86	$ 0.67	$ 0.19
By segment:
Power Delivery	0.23	0.20	0.03
Power Generation	0.42	0.38	0.04
Gas Infrastructure	0.38	0.26	0.12
Corporate and Other	(0.17)	(0.17)	-
	$ 0.86	$ 0.67	$ 0.19

Common Shares Outstanding (average, diluted)	653.1	629.2

(millions, except earnings per share)	Six months ended June 30,
	2018	2017	Change

REPORTED EARNINGS [1]	$ 952	$ 1,022	$ (70)

Pre-tax loss (income) [2]	450	16	434
Income tax [2]	(101)	(6)	(95)
Adjustments to reported earnings	349	10	339

OPERATING EARNINGS	$ 1,301	$ 1,032	$ 269
By segment:
Power Delivery	301	252	49
Power Generation	624	501	123
Gas Infrastructure	576	426	150
Corporate and Other	(200)	(147)	(53)
	$ 1,301	$ 1,032	$ 269

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 1.46	$ 1.63	$ (0.17)
Adjustments to reported earnings (after tax)	0.54	0.01	0.53
OPERATING EARNINGS	$ 2.00	$ 1.64	$ 0.36
By segment:
Power Delivery	0.46	0.40	0.06
Power Generation	0.96	0.80	0.16
Gas Infrastructure	0.88	0.68	0.20
Corporate and Other	(0.30)	(0.24)	(0.06)
	$ 2.00	$ 1.64	$ 0.36

Common Shares Outstanding (average, diluted)	651.8	628.7

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.  Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at www.dominionenergy.com/investors.

Schedule 2 - Reconciliation of 2018 Operating Earnings to Reported Earnings

2018 Earnings (Six months ended June 30, 2018)

The  $450 million pre-tax net effect of the adjustments included in 2018 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•	$215 million charge associated with Virginia legislation enacted in March that requires one-time rate credits of certain amounts to utility customers.
•	$122 million charge associated with disallowance of FERC-regulated plant.
•
$81 million charge associated with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities in connection with the enactment of Virginia legislation in April.

•	$31 million of restoration costs associated with Winter Storm Riley primarily affecting our Virginia service territory.
•	$25 million of transaction and transition costs associated with the Dominion Energy Questar combination and the proposed acquisition of SCANA Corporation.
•	$31 million benefit associated with retroactive application of depreciation rates for regulated nuclear plants to comply with the Virginia Commission requirements.
•	$7 million net gain related to our investments in nuclear decommissioning trust funds.

(millions, except per share amounts)	1Q18	2Q18	3Q18	4Q18	YTD 2018	[2]
Reported earnings	$503	$449			$952
Adjustments to reported earnings [1]:
Pre-tax loss (income)	305	145			450
Income tax benefit	(67)	(34)			(101)
	238	111			349
Operating earnings	$741	$560			$1,301
Common shares outstanding (average, diluted)	650.5	653.1			651.8
Reported earnings per share	$0.77	$0.69			$1.46
Adjustments to reported earnings (after-tax)	0.37	0.17			0.54
Operating earnings per share	$1.14	$0.86			$2.00

1) Adjustments to reported earnings are reflected in the following table:
	1Q18	2Q18	3Q18	4Q18	YTD 2018
Pre-tax loss (income):
Impact of Virginia rate legislation	215				215
FERC-regulated plant disallowance		122			122
Future ash pond and landfill closure costs		81			81
Storm costs	31				31
Merger-related transaction and transition costs	16	9			25
VA depreciation revision		(31)			(31)
Net (gain) loss on NDT funds	43	(50)			(7)
Other		14			14

	$305	$145			$450
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(67)	(34)			(101)

	($67)	($34)			($101)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate.  For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated  annual effective tax rate.

2) YTD EPS may not equal sum of quarters due to share count difference.

Schedule 3 - Reconciliation of 2017 Operating Earnings to Reported Earnings

2017 Earnings (Twelve months ended December 31, 2017)

The  $235 million pre-tax net effect of the adjustments included in 2017 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•	$158 million of impairment charges associated with our equity method investments in wind-powered generation facilities.
•	$72 million of transaction and transition costs, primarily associated with the Dominion Energy Questar combination.
•	$46 million net gain related to our investments in nuclear decommissioning trust funds.

The 2017 Tax Reform Act reduced the corporate income tax rate from 35% to 21%.  Dominion Energy recognized $851 million of tax benefits resulting from the re-measurement of deferred income taxes to the new corporate income tax rate.

(millions, except per share amounts)	1Q17	2Q17	3Q17	4Q17	YTD 2017	[2]
Reported earnings	$632	$390	$665	$1,312	$2,999
Adjustments to reported earnings [1]:
Pre-tax loss (income)	(31)	47	12	207	235
Income tax	10	(16)	(5)	(934)	(945)
	(21)	31	7	(727)	(710)
Operating earnings	$611	$421	$672	$585	$2,289
Common shares outstanding (average, diluted)	628.1	629.2	642.5	643.9	636.0
Reported earnings per share	$1.01	$0.62	$1.03	$2.04	$4.72
Adjustments to reported earnings (after-tax)	(0.04)	0.05	0.01	(1.13)	(1.12)
Operating earnings per share	$0.97	$0.67	$1.04	$0.91	$3.60

1) Adjustments to reported earnings are reflected in the following table:
	1Q17	2Q17	3Q17	4Q17	YTD 2017
Pre-tax loss (income):
Impairments of equity method investments				158	158
Merger-related transaction & transition costs	3	20	16	33	72
Net gain on NDT funds	(34)	(3)	(4)	(5)	(46)
Other		30		21	51

	($31)	$47	$12	$207	$235
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	10	(16)	(5)	(83)	(94)
Re-measurement of Deferred Tax Balances **				(851)	(851)

	$10	($16)	($5)	($934)	($945)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated annual effective tax rate.

** Federal tax reform, enacted in December 2017, reduced the corporate income tax rate from 35% to 21%, effective 1/1/2018. Deferred taxes are required to be measured at the enacted rate in effect when they are expected to reverse.  As a result, deferred taxes were re-measured to the 21% rate.  For regulated entities, where the reduction in deferred taxes is expected to be recovered or refunded in future rates, the adjustment was recorded to a regulatory asset or liability instead of income tax expense.

2) YTD EPS may not equal sum of quarters due to share count differences

Schedule 4 - Reconciliation of 2Q18 Earnings to 2Q17

Preliminary, Unaudited	Three Months Ended June 30, 2018 vs. 2017 Increase / (Decrease)		Six Months Ended June 30, 2018 vs. 2017 Increase / (Decrease)
(millions, except EPS)

Reconciling Items	Amount	EPS	Amount	EPS

Change in reported earnings (GAAP)	$59	$0.07	($70)	($0.17)

Change in Pre-tax loss (income) [1]	98		434
Change in Income tax [1]	(18)		(95)
Adjustments to reported earnings	$80	$0.12	$339	$0.53

Change in consolidated operating earnings	$139	$0.19	$269	$0.36

Power Delivery [2]
Regulated electric sales:
Weather	$8	$0.01	$22	$0.03
Other	12	0.02	16	0.03
FERC Transmission equity return	1	-	5	0.01
Tax reform impacts	0	-	0	-
Other	(3)	-	6	0.01
Share dilution	-	-	-	(0.02)
Change in contribution to operating earnings	$18	$0.03	$49	$0.06

Power Generation [2]
Regulated electric sales:
Weather	$13	$0.02	$41	$0.06
Other	2	-	(7)	(0.01)
Merchant generation margin	33	0.06	94	0.15
Planned outage costs	36	0.06	40	0.06
Electric capacity	(20)	(0.03)	(38)	(0.06)
Renewable energy investment tax credits	(55)	(0.09)	(55)	(0.09)
Tax reform impacts	9	0.01	32	0.05
Other	18	0.03	16	0.03
Share dilution	-	(0.02)	-	(0.03)
Change in contribution to operating earnings	$36	$0.04	$123	$0.16

Gas Infrastructure [2]
Farmout transactions	$4	$0.01	$36	$0.06
Transportation and storage growth projects	10	0.02	18	0.03
Cove Point	68	0.11	58	0.09
Tax reform impacts	28	0.04	60	0.09
Interest	(27)	(0.04)	(28)	(0.05)
Other	3	-	6	0.01
Share dilution	-	(0.02)	-	(0.03)
Change in contribution to operating earnings	$86	$0.12	$150	$0.20

Corporate and Other [2]
Renewable energy investment tax credits	$20	$0.03	($15)	($0.02)
Tax reform impacts	(20)	(0.03)	(39)	(0.06)
Interest expense, other, and share dilution	(1)	-	1	0.02
Change in contribution to operating earnings	($1)	$0.00	($53)	($0.06)

Change in consolidated operating earnings	$139	$0.19	$269	$0.36

Change in adjustments included in reported earnings[1]	($80)	($0.12)	($339)	($0.53)

Change in consolidated reported earnings	$59	$0.07	($70)	($0.17)

1)
Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.
Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion Energy's website at www.dominionenergy.com/investors.

2)	For period over period comparability reconciling items tax effected using a 35% federal tax rate. Segment specific tax reform impacts outlined as individual reconciling items.

Note: Figures may not add due to rounding